UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 31, 2008 — March 25, 2008

(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Leadership Square, Suite 300 211 N. Robinson Avenue Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
(405) 775-5000

(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 1.01 Entry Into a Material Definitive Agreement.

On March 25, 2008, Tronox LLC (“Tronox”), a subsidiary of Tronox Incorporated (the “Company”), entered into a long-term Master Supply Agreement (the “Agreement”) with RTI Hamilton, Inc. (“RTI”). The Agreement, which calls for annual volumes of titanium tetrachloride (“TiCl4”) to be supplied by Tronox and chlorine gas (“Chlorine”) to be supplied by RTI in a closed loop system, has an initial twenty-year term effective as of January 1 of the calendar year immediately following the date on which Tronox makes its first delivery of TiCl4 to RTI.

In connection with the Agreement, Tronox intends to enter into separate agreements with RTI to lease certain property adjacent to Tronox’s Hamilton, Mississippi, titanium dioxide plant for RTI’s new titanium sponge facility (the “RTI Sponge Facility”). If required, Tronox will supply to RTI in 2009 a pre-determined quantity of TiCl4 sufficient to facilitate the start of operations of the RTI Sponge Facility. In all other years covered by the Agreement, Tronox will reserve for supply to RTI pre-determined maximum quantities of TiCl4 up to 45,000 short tons annually, with RTI agreeing to purchase pre-determined minimum quantities determined by the greater of 50% of the annual Capacity Reservation or 75% of the Annual Nomination. In return, each year, RTI will supply Chlorine to Tronox in quantities that are equivalent to the amount of Chlorine contained in the TiCl4 delivered by Tronox to RTI. Pricing shall be set annually in accordance with a pre-determined base price and price adjustment schedule, and any other price adjustments are to be negotiated by the parties. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	(d) Exhibit

10.1 Master Supply Agreement by and between Tronox LLC and RTI Hamilton, Inc., dated March 25, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
By:	/s/ Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary
Dated: March 31, 2008